Exhibit 10.2

CONDITIONAL RELEASE
from Pledge Agreement

This Conditional Release is made effective as of October 28, 2002, by and among Gary R. Holland (“Holland”) and Fargo Electronics, Inc., a Delaware corporation (the “Company”).

A.            Holland and the Company are parties to a Restricted Stock Agreement, dated March 31, 1998, pursuant to which Holland purchased 312,500 restricted shares (the “Shares”) of the Company’s common stock (as adjusted to account for the Company’s five-for-eight reverse stock split effective November 1999).  The Shares became fully vested as of August 1, 2001.

B.            As consideration for the Shares, Holland delivered to the Company a Promissory Note, dated March 31, 1998 (the “Note”), in the principal amount of $500,000, bearing interest on the unpaid balance thereof at the rate six percent (6%) per annum, compounded annually.

C.            Holland’s obligations to the Company under the Note are secured by a Pledge Agreement, dated March 31, 1998 (the “Pledge Agreement”), pursuant to which Holland granted the Company a security interest in all of the Shares, including all proceeds from the sale of the Shares.

D.            Holland wishes to use the proceeds from the sale of a portion of the Shares to pay off all principal and interest owing under the Note, plus applicable taxes; and the Company wishes to permit the sale of a portion of the Shares for such purposes, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.             Release of Collateral.  Subject to the terms and conditions of this Agreement, the Company hereby releases 108,250 of the Shares (the “Released Shares”) as collateral under the Pledge Agreement and hereby terminates its security interest in the Released Shares.  The Pledge Agreement will remain in full force and effect with respect to the balance of the Shares until the unpaid principal balance and accrued interest under the Note is paid in full.

2.             Payment of Note.  Holland agrees to cause his broker to remit directly to the Company from the proceeds of the sale of the Released Shares an amount sufficient to satisfy the principal of, and accrued interest on the Note (the “Pay-Off Amount”), which as of November 15, 2002 will be $638,904.  Holland will cause his broker to remit such amount by wire transfer of immediately available funds as soon as commercially possible following the sale of the Released Shares pursuant to a Sales Plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended, which will be in the form attached hereto and executed by Holland and his broker (the “Sales Plan”).

3.             Collateral; Default.  If Holland fails to sell the full amount of the Released Shares on or before the termination date of the Sales Plan, Holland agrees to return the unsold balance of the Released Shares, together with the balance of the Shares, to the Company to hold as collateral to secure Holland’s remaining obligations under the Note as provided for in the Pledge Agreement.  Holland’s failure to cause the proceeds from the sale of the Released Shares (not to exceed the Pay-Off Amount) to be transmitted to the Company and, if the Note is not paid in full,

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also to deliver to the Company the unsold amount of the Released Shares and the balance of the Shares, will be deemed an Event of Default under the Pledge Agreement.

4.             Representations and Warranties.  Holland represents and warrants to the Company that Holland is the sole owner of the Shares (including the Released Shares), free and clear of any lien, security interest, option or other charge or encumbrance, except for the security interest of the Company.

5.             No Modification of Note.  Nothing in this Agreement will be deemed to constitute any modification of any term or provision of the Note or any renewal or extension of the indebtedness represented by the Note.

6.             Compliance with Company Policy and Applicable Law.  Holland agrees that any and all sales of the Released Shares will be made in compliance with Rule 144 under the Securities Act of 1933, as amended, Rule 10b-5 under the Exchange Act of 1934, as amended, and the Company’s insider trading policy.  Holland agrees to notify the Company immediately upon the execution of each trade in which the Released Shares are sold.

7.             Governing Law.  This Agreement will governed by and construed in accordance with the laws of the State of Minnesota.

The parties have executed this Agreement effective as of October 28, 2002.

/s/ Gary R. Holland
Gary R. Holland

FARGO ELECTRONICS, INC.

By:	/s/ Jeffrey D. Upin
Jeffrey D. Upin
Vice President—Business Development & General Counsel

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Sales Plan

This Sales Plan, dated October 28, 2002 (the “Sales Plan”), is made between Gary R. Holland (“Holland”) and Raymond James & Associates, Inc. (“Broker”).

A.            Holland desires to establish this Sales Plan to sell up to 108,250 shares (“Shares”) of common stock, par value $0.01 per share (the “Stock”), of Fargo Electronics, Inc., a Delaware corporation (the “Company”), in accordance with that certain Conditional Release from Pledge Agreement, dated October 28, 2002, between Holland and the Company.

B.            Holland desires to engage Broker to effect sales of Shares in accordance with the Sales Plan.

Intending to be legally bound, Holland and Broker hereby agree as follows:

1.             Starting on Monday, October 28, 2002, on each day on which the Nasdaq National Market is open Broker will sell (each a “Sale”) as many Shares as it is able, provided that Broker will only sell Shares pursuant to this Sales Plan at a price of at least $7.75 per share (before deducting any commission, commission equivalent, mark-up or differential or other expenses of sale).

2.             This Sales Plan will become effective on October 28, 2002 and will terminate on the earlier of: (i) November 29, 2002, (ii) the date that aggregate sales proceeds of $811,875 have been received (after deducting any commission, commission equivalent, mark-up or differential and other expenses of sale), (iii) the date that 108,250 Shares have been sold], (iv) the date of the public announcement of a secondary offering of the Stock or (v) the death of Holland.

3.             Holland understands that Broker may not be able to effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker.  If any Sale cannot be executed as required by paragraph 1, due to a market disruption, a legal, regulatory or contractual restriction applicable to the Broker, Broker will effect such Sale as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event.

4.             Holland represents and warrants that he is not aware of material, nonpublic information with respect to the Company or any securities of the Company (including the Stock), is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent the Broker from conducting Sales in accordance with this Sales Plan and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.  Holland will immediately notify the Broker if he becomes subject to a legal, regulatory or contractual restriction or undertaking that would prevent the Broker from making Sales pursuant to this Sales Plan, and, in such a case, Holland and Broker will cooperate to amend or otherwise revise this Sales Plan to take account of such legal, regulatory or contractual restriction or undertaking (provided that neither party will be obligated to take any action that would be inconsistent with the requirements of Rule 10b5-1(c)).

5.             It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and this Sales Plan will be interpreted to comply with the requirements of Rule 10b5-1(c).

6.             Broker agrees to conduct all Sales in accordance with the manner of sale requirement of Rule 144 under the Securities Act of 1933, as amended, and in no event will Broker effect any

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Sale if such Sale would exceed the then applicable volume limitation under Rule 144, assuming Broker’s Sales under this Sales Plan are the only sales subject to that limitation.  Holland agrees not to take, and agrees to cause any person or entity with which he would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the Sales not to comply with Rule 144.  Broker will be responsible for completing and filing on behalf of Holland the required Form 144s; provided, however, that Holland will be given the opportunity to review and revise such Form 144s prior to filing.  Holland understands and agrees that Broker will make one Form 144 filing at the beginning of each three-month period commencing October 28, 2002.

7.             Broker agrees to remit the proceeds of each Sale directly to the Company, and as soon as commercially possible following completion of each such Sale, until the Company has received an aggregate of $638,904, by wire transfer of immediately available funds to the following account:                                                            .  If Shares are sold in multiple increments over a period of more than one day in any one week during the term of this Sales Plan, the funds may be paid to the Company in a single lump sum immediately following the sale of the last increment of Shares, but in no event later than 12:00 p.m.  EST on Friday of each week.  The balance of the net proceeds from Sales will be credited to Holland’s account or otherwise disbursed in accordance with Holland’s separate instructions to Broker.

8.             If Broker does not sell a sufficient number of Shares to remit proceeds of $638,904 to the Company as instructed above, Broker will to deliver to the Company the unsold amount of the Shares as soon as commercially possible following termination of this Sales Plan.

9.             At the end of each day, Broker agrees to provide all the details of the transaction to the Company, both by telephone and in writing (by fax or e-mail).  Broker understands that Holland needs such information on a timely basis in order to comply with his reporting responsibilities under Section 16 of the Exchange Act.

10.           This Sales Plan will be governed by and construed in accordance with the laws of the State of Minnesota and may be modified or amended only by a writing signed by the parties hereto and the Company.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

RAYMOND JAMES & ASSOCIATES, INC.

/s/ Gary R. Holland		By:	/s/ Jeff Fordham
Gary R. Holland
		Its:	Senior Vice President

Acknowledged:

FARGO ELECTRONICS, INC.

By:	/s/ Jeffrey D. Upin
Jeffrey D. Upin
Vice President—Business Development & General Counsel

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